Exhibit 99.1

SMC Announces Financial Results for the Three and Six Months Ended June 30, 2016

MIDLAND, VA. - Smith-Midland Corporation (OTCQX: SMID) announced that the Company reported total revenue of $9.6 million for the three months ended June 30, 2016, compared to $6.9 million for the same period in 2015, an increase of $2.7 million, or 39%. The pre-tax income for the three months ended June 30, 2016 was $637,924 compared to pre-tax income of $393,857 for the same period in 2015, or an increase of $244,067. The Company had net income of $418,924 for the three months ended June 30, 2016, compared to net income of $244,857 for the same period in 2015, or an increase of $174,067. The basic and diluted earnings per share were $0.09 and $0.08 for the three months ended June 30, 2016, respectively, while the basic and diluted earnings per share were $0.05 for the same periods in 2015.
The Company reported total revenue of $17.7 million for the six months ended June 30, 2016, compared to $11.1 million for the same period in 2015, an increase of $6.6 million, or 59%. The pre-tax income for the six months ended June 30, 2016 was $485,148 compared to a pre-tax loss of $465,512 for the same period in 2015, or an increase of $950,660. The Company had net income of $329,148 for the six months ended June 30, 2016, compared to a net loss of $279,512 for the same period in 2015, or an increase of $608,660. The basic and diluted earnings per share were $0.07 for the six months ended June 30, 2016, while the basic and diluted loss per share was $0.06 for the same periods in 2015.
Rodney Smith, Chairman and CEO stated, “The Company rebounded nicely from a sluggish first quarter to achieve a solid second quarter pre-tax income of $637,924. We believe that the third quarter should be significantly better than the second quarter.
“All of our consolidated operating companies improved from the first quarter to the second quarter on a fairly significant basis across the board. All of our current contracts are on a full profit basis with no discounts given, improving our margins for all product lines manufactured and sold during the period. Management believes this trend will continue into 2017 as our economy continues to improve at a steady pace.
“During the second quarter the Company was successful in closing its purchase agreement for the acquisition of the land and building of the new Columbia precast production facility. Since February, we have leased the facility until the closing date to produce on a $3.5 million contract for barrier which will run through the end of 2016. We will gradually add to the range of products to be produced by the plant, beginning with soundwall, then buildings and then to our most profitable product Slenderwall™. The geographical location for Columbia includes the Atlanta metropolitan area and approximately 10 military bases in South Carolina and Georgia. With the addition of this facility, our geographical sales area now includes the entire eastern coast from New York City to the southern Georgia border, (approximately 800 miles north to south and approximately 300 miles inland from the east coast) which makes Smith-Midland a major east coast precast company.”
Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.
This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form 10-K.

Media Inquiries:
William A. Kenter, 540-439-3266
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com